Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (“Settlement Agreement”) is made effective the 12th day of November, 2002, by and between JOHN R. WOLF (“WOLF”), STAAR SURGICAL COMPANY (“Staar”), David Bailey (“Bailey”) and Peter Utrata (“Utrata”) .

RECITALS

A.  There is pending, in the Superior Court of California for the Los Angeles County Superior Court, an Action entitled Wolf v. Staar Surgical Company, and related cross-claims, filed under Case No. BC235396 in which, among other things, WOLF alleges that Staar, Bailey and Utrata acted wrongfully in connection with certain transactions involving Wolf’s employment at Staar; and where Staar alleges Wolf acted wrongfully at Staar (hereinafter referred to as the “Action”);

B.  There is and has been also pending, in the United States Bankruptcy Court for the Central District of California (Northern Division) Proofs of Claim filed by WOLF (“WOLF Claim”) and Staar (“Staar Claim”) in connection with the bankruptcy proceeding In re: SALLY M. POLLET, Case No. ND 01-13364RR (“POLLET Bankruptcy Proceeding”) wherein similar allegations regarding Staar are made; and

C.  WOLF, Staar, Bailey and Utrata desire to settle all disputes which exist between them, including, but not limited to those related to the Action, the WOLF Claim and the Staar Claim as it affects Wolf.

WHEREFORE, for valuable consideration, including the promises as set forth below, WOLF, Staar, Bailey and Utrata (collectively “the Parties”) agree as follows:

1 of 16

1.  In full settlement and satisfaction of all of the claims and potential claims of WOLF against Staar, Bailey and Utrata, on the one hand, and Staar, Bailey and Utrata against WOLF, on the other hand, against each or all of them, whether relating to the Action, the WOLF Claim, the Staar Claim, or otherwise, the Parties agree as follows:

a.
The Parties agree to complete WOLF’s transfer of 243,067 shares of Staar stock to Staar, in full payment of any and all promissory notes executed by WOLF in favor of Staar, pursuant to the Form 4 executed May 9, 2000 (the “Transfer”), attached as Exhibit A hereto;

b.	WOLF authorizes Staar to apply, and Staar agrees to apply, the 20,000 shares of Staar stock currently being held by Staar for WOLF’s beneficial interest to the Transfer;

c.	No later than December 5, 2002, WOLF shall deliver to Staar the remaining 223,067 shares of Staar stock to complete the Transfer;

d.	Upon WOLF’s delivery pursuant to 1.c., above, any and all promissory notes executed by WOLF in favor of Staar are thereby paid in full and Staar shall have no further rights thereunder;

e.
No later than December 6, 2002, the Parties shall dismiss with prejudice any and all actions in the Los Angeles Superior Court, United States Bankruptcy Court or any other court, and do any act necessary under the rules and statutes to effectuate this settlement including but not limited to filing Requests for Dismissal;

f.	The Parties agree that all terms and conditions of this Settlement Agreement shall remain non-public and confidential through and

2 of 16

including the filing of dismissals pursuant to 1.e., above, and that the Parties shall mutually agree to the language of the press release announcing this settlement; and

g.	The Parties hereby agree that the Court in the Action shall retain jurisdiction to enforce the terms of this Settlement Agreement pursuant to California Code of Civil Procedure section 664.6.

2.  General Release of All Claims by WOLF, Staar, Bailey and Utrata.

a.
WOLF for himself and on behalf of his present and former agents, employees, employers, officers and directors, corporations (including, but not limited to, professional corporations), parent and subsidiary corporations, partners, joint venturers, heirs, spouses, children, relatives, issue, estates, beneficiaries, representatives, executors, administrators, current attorneys, trustors, trustees, insurers, predecessors, successors and assigns, and each of them, and all those claiming by, through, under or in concert with them or any of them (collectively "WOLF Releasing Parties"), hereby absolutely, forever and fully, generally and specifically, releases and discharges Staar, Bailey and Utrata and their respective present and former agents, employees, employers, officers and directors, corporations (including, but not limited to, professional corporations), parent and subsidiary corporations, partners, joint venturers, heirs, spouses, children, relatives, issue, estates, beneficiaries, representatives, executors, administrators, current attorneys (excluding Pollet & Richardson and Pollet, Richardson & Patel), trustors, trustees, insurers, predecessors,

3 of 16

successors and assigns, and each of them, and all those claiming by, through, under or in concert with them or any of them (collectively “Staar, Bailey and Utrata Released Parties”), from any and all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, but not limited to, attorneys’ fees), liens, subrogation rights, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever whether asserted by way of affirmative claims or causes of action, affirmative defenses, offset or otherwise in any proceeding whatsoever whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, with respect to, pertaining to, or arising from any matters, acts, omissions, events, conduct or occurrences at any time prior to the date of this Settlement Agreement, including, without limiting the generality of the foregoing provisions, any and all causes of action or claims referred to or based upon the facts alleged in the Action, the WOLF Claim, the Staar Claim and any affirmative defenses or claims of offset based thereon.

b.
Staar, Bailey and Utrata, for themselves and on behalf of their respective present and former agents, employees, employers, officers and directors, corporations (including, but not limited to, professional corporations), parent and subsidiary corporations, partners, joint venturers, heirs, spouses, children, relatives, issue, estates, beneficiaries, representatives, executors,

4 of 16

administrators, current attorneys, trustors, trustees, insurers, predecessors, successors and assigns, and each of them, and all those claiming by, through, under or in concert with them or any of them (collectively “Staar, Bailey and Utrata Releasing Parties”), hereby absolutely, forever and fully, generally and specifically, releases and discharges WOLF and his respective present and former agents, employees, employers, officers and directors, corporations (including, but not limited to, professional corporations), parent and subsidiary corporations, partners, joint venturers, heirs, spouses, children, relatives, issue, estates, beneficiaries, representatives, executors, administrators, current attorneys (excluding Pollet & Richardson, and Pollet, Richardson & Patel), trustors, trustees, insurers, predecessors, successors and assigns, and each of them, and all those claiming by, through, under or in concert with them or any of them (collectively “WOLF Released Parties”), from any and all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, but not limited to, attorneys’ fees), liens, subrogation rights, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever whether asserted by way of affirmative claims or causes of action, affirmative defenses, offset or otherwise in any proceeding whatsoever whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, fixed or contingent, matured or

5 of 16

unmatured, with respect to, pertaining to, or arising from any matters, acts, omissions, events, conduct or occurrences at any time prior to the date of this Settlement Agreement, including, without limiting the generality of the foregoing provisions, any and all causes of action or claims referred to or based upon the facts alleged in the Action, the WOLF Claim, the Staar Claim and any affirmative defenses or claims of offset based thereon.

c.
Notwithstanding anything in 2.a. and 2.b., above, the Parties do not release Pollet & Richardson, or Pollet, Richardson & Patel or any individual attorney associated therewith, in any regard whatsoever.

3.    Waiver of Civil Code Section 1542. The Parties and each of them, hereby waive any and all rights or benefits which any of them may have under Section 1542 of the Civil Code of the State of California, providing that:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Parties, and each of them, hereby represent and warrant, and each of them, that they understand the effect of this waiver of said Civil Code section and that they are represented and have been advised in this General Release by an attorney licensed to practice law in the State of California.

6 of 16

4.    Release of Unknown Claims.  The Parties, and each of them, acknowledge that they, or any of them, may hereafter discover Claims and/or facts now unknown or unsuspected, or in addition to, or different from, those which the Parties now know or believe to be true with respect to this Mutual and General Release. Nevertheless, the Parties, and each of them, intend by this Mutual and General Release to release fully, finally, and forever all Claims released hereby. Accordingly, this Mutual and General Release shall remain in full force as a complete release of such Claims notwithstanding the discovery or existence of any such additional or different Claims and/or facts before or after the date of this Settlement Agreement.

5.    Representation and Warranty by Releasing Parties.  The Parties, and each of them, represent and warrant, that they (a) are the lawful owners of everything released hereunder, (b) have all necessary power and authority to make such release, including any necessary consent or approval from any person or Board of Directors and including the absence of any duty or obligation that would prevent, or be put in breach or default by, such release, and (c) have not heretofore transferred or attempted to transfer all or any part of any such thing released in any manner whatsoever, including by way of subrogation or operation of law. The Parties, and each of them, shall indemnify and hold each of the other Parties harmless with respect to any liability, cost, expense, or claim with respect to, pertaining to, or arising from any assertion of any such obligation or transfer or lack of such power or authority including, but not limited to, reasonable attorneys’ fees and costs. The Parties, and each of them, represent and warrant further to each other, that this Mutual and General Release is executed voluntarily, and without duress or undue influence on the part of or on behalf of the Parties, or any other person or entity whatsoever.

7 of 16

6.    Representations and Warranties of Each Party.  Each Party hereto represents and warrants to the other Party or Parties that he, she or it has the full power and authority to execute, deliver and perform under this Settlement Agreement and all documents referred to herein, and that any needed consent or approval from any other person has been obtained, including, but not limited to, valid corporate franchise and approval of the board of directors for any corporate party, and including the absence of any duty or obligation that would prevent, or be put in breach or default by, such execution, delivery or performance; and each Party shall indemnify and hold the other Party or Parties harmless with respect to any and all liability, cost, expense (including reasonable attorneys’ fees), or claim with respect to, pertaining to, or arising from any assertion of any such obligation or lack of such power or authority.

7.    Compromise of Disputed Claim; No Admissions.  This Agreement constitutes a compromise and settlement of claims which are denied and contested and nothing in this Settlement Agreement, or any document referred to herein, nor any act (including, but not limited to, the execution of this Settlement Agreement and/or in the consideration for this Settlement Agreement) of any Party hereto, nor any transaction occurring between any Parties hereto prior to the date hereof, is or shall be treated, construed or deemed as an admission by any Party hereto of any liability, fault, responsibility, or guilt of any kind to any other Party hereto or to any person, as to any allegation or claim in the various actions or otherwise, for any purpose whatsoever, all such liability, fault, responsibility and guilt of any kind being expressly denied.

8.    Binding Effect.  The settlement, and this Settlement Agreement and all documents referred to herein, shall bind and inure to the benefit of each of the Parties hereto

8 of 16

and the Released Parties and their respective successors in interest. This Settlement Agreement is not for the benefit of any person not a Party hereto or specifically identified as a beneficiary herein or specifically identified herein as a person or entity released hereby, and is not intended to constitute a third party beneficiary contract.

9.      Final Integrated Agreement.  This Settlement Agreement and the documents referred to herein constitute the entire, final and binding understanding between the Parties hereto; that no other statement or representation, written or oral, express or implied, has been received or relied upon in the settlement, and that all prior discussions, statements and negotiations made or which have occurred prior to the date of the Settlement Agreement shall be deemed merged into this Settlement Agreement and the documents referred to herein, and shall not be used for any other purpose whatsoever.

10.    Understanding of Agreement.  Each Party hereto understands and agrees to the terms and conditions contained in this Settlement Agreement and in the documents referred to herein, and has relied upon his, her or its own judgment, belief, knowledge, understanding and expertise after careful consultation with his, her or its own legal counsel concerning the legal effect of the settlement and all of the terms of this Settlement Agreement.

11.    Voluntary Settlement.  Each Party hereto enters into the settlement, this Settlement Agreement and the documents referred to herein, knowingly and voluntarily, in the total absence of any fraud, mistake, duress, coercion, or undue influence and after careful thought and reflection upon the settlement, this Settlement Agreement and the documents referred to herein; and accordingly, by signing this document and the documents referred to herein, each signifies full understanding, agreement and acceptance.

9 of 16

12.  Investigation of Facts.    Each Party hereto has investigated the facts pertaining to the settlement and the Settlement Agreement and all matters pertaining thereto as deemed necessary by each. Each Party hereto fully assumes the risk that the investigation they have conducted, if any, relating to all matters herein may be inadequate in that the facts with respect to which this Settlement Agreement is executed may hereafter be found to be different from the facts which such Party now believes to be true. Each Party assumes the risk of such possible differences of facts and hereby agrees that this Settlement Agreement shall remain in effect notwithstanding such difference of fact.

13.  No Additional Representations.    Except as may be set forth in this Settlement Agreement, no statement or representation, written or oral, express or implied, has been made to the Parties by any of the other Parties, or any of their respective agents, representatives, employees, attorneys or any other person regarding any matter, including, but not limited to, the federal or state income tax consequences of the Settlement Agreement to any Party. Each of the Parties expressly acknowledges and agrees that each shall be responsible for their own taxes arising out of this Settlement Agreement and that each has relied solely upon the advice of their own attorneys and/or accountants as to the tax consequences of the Settlement Agreement.

14.  No Other Actions.    The Parties have not commenced or prosecuted and will not commence or prosecute any other action or proceeding for recovery of damages or for any form of equitable relief, declaratory relief or any other form of action or proceeding or arbitration against any Party or other person based upon the Claims released in this Settlement Agreement, including, but not limited to, the Claims that are the subject of the Action and in the POLLET Bankruptcy Proceeding or any other action. This Settlement Agreement shall

10 of 16

constitute a judicial bar to the institution of any such action or proceeding or any assignment thereof.

15.  Ambiguities or Uncertainties.    The settlement, this Settlement Agreement and the documents referred to herein, and any ambiguities or uncertainties herein or therein, shall be equally and fairly interpreted and construed without reference to the identity of the Party or Parties preparing this document or the documents referred to herein, on the express understanding and agreement that the Parties participated equally in the negotiation and preparation of the Settlement Agreement and the documents referred to herein, or have had equal opportunity to do so. Accordingly, the Parties hereby waive the benefit of California Civil Code Section 1654 and any successor or amended statute, providing that in cases of uncertainty, language of a contract should be interpreted most strongly against the Party who caused the uncertainty to exist.

16.  Survival of Executory Provisions.    Any and all executory provision under this Settlement Agreement and the documents referred to herein shall survive the consummation of this Settlement Agreement and shall continue in full force and effect until fully performed and satisfied.

17.  Attorneys’ Fees and Costs.    Each Party hereto shall bear his, her or its own attorneys’ fees and costs.

18.  Attorneys’ Fees/Prevailing Party.    In any action or proceeding or motion between or among the Parties hereto at law or in equity with respect to, pertaining to, or arising from the settlement, including this Settlement Agreement or any document referred to herein, whether for enforcement, or for damages by reason of any alleged breach, or for a declaration of rights or obligations, or otherwise, and including any appeal, contempt proceeding,

11 of 16

bankruptcy proceeding, and any action or proceeding to enforce and/or collect any judgment or other relief granted, whether or not such action or proceeding is compromised or is prosecuted to final judicial determination (collectively “Litigation”), the unsuccessful party to the Litigation shall pay to the prevailing party, in addition to any other relief that may be granted, all costs and expenses of the Litigation, including, without limitation, the prevailing party’s actual attorneys’ fees and expenses. “Attorneys’ fees and expenses” includes, without limitation, paralegals’ fees and expenses, attorneys’ consultants’ fees and expenses, expert witnesses’ fees and expenses, and all other expenses incurred by the prevailing party’s attorneys in the course of their representation of the prevailing party in anticipation of and/or during the course of the Litigation, whether or not otherwise recoverable as “attorney’s fees” or as “costs” under California law; and the same may be sought and awarded in accordance with California procedure as pertaining to an award of contractual attorneys’ fees. The Court in the Action retains jurisdiction pursuant to California Code of Civil Procedure section 664.6.

19.  California Law.    The settlement, this Settlement Agreement, and the documents referred to herein, shall be governed by and construed and interpreted in accordance with, the laws of the State of California. In the language of this document and the documents referred to herein, the singular and plural numbers, and the masculine, feminine and neutral genders, shall each be deemed to include all others, and the word “person” shall be deemed to include corporations and every other entity, as the context may require.

20.  Severability.    In the event that any provision of this Settlement Agreement should be held to be void, voidable or unenforceable, the remaining portions hereof shall remain in full force and effect.

12 of 16

21.  Waiver, Modification and Amendment.    No breach of this Settlement Agreement or of any provision herein can be waived except by an express written waiver executed by the Party waiving such breach. Wavier of any one breach shall not be deemed a waiver of any other breach of the same or other provisions of this Settlement Agreement. The Settlement Agreement may be amended, altered, modified or otherwise changed in any respect or particular only by new consideration and a writing duly executed by the Parties hereto or their authorized representatives.

22.  Effective Date/Additional Documents.    This Settlement Agreement shall be effective as of the date first above written, upon execution by the last of the Parties, but without regard to the date of execution. The Parties shall execute any additional documents reasonably necessary to effectuate the intent and purposes of this Settlement Agreement.

23.  Notices.    All notices under this Settlement Agreement shall be in writing and shall be deemed effective on the date of delivery if delivered personally (and a receipt obtained therefor), or on the third calendar day after mailing if mailed by first class mail, registered or certified, postage prepaid; and shall be addressed as follows, or as may be amended by a communication delivered pursuant to this paragraph 30):

To WOLF:	John Wolf 1496 Bedford Road San Marino, CA 91108 Telephone: (626) 792-2083

With a copy to:	Marvin L. Rudnick, Esq. 42 East Colorado Boulevard, 2nd Floor Pasadena, CA 91105-3794 Telephone: (626) 796-7799

To Staar or Bailey:	David C. Scheper, Esq. Winston & Strawn 333 So. Grand Avenue, 38th Floor

13 of 16

Los Angeles, CA 90071-1543
Telephone: (213) 615-1700

With a copy to:	David Bailey, President
STAAR Surgical Company
1991 Walker Avenue
Monrovia, CA 91016

To Utrata:	Peter Utrata, M.D.
1289 Arlington Avenue
Columbus, OH 43232

With a copy to:	Kelley B. Poleynard, Esq.
Overland & Borenstein LP
6060 Center Drive, 7th Floor
Los Angeles, CA 90045- Telephone (310) 215-6580

24.     Captions. Section, paragraph and other captions or headings contained in this Settlement Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Settlement Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Settlement Agreement.

25.     Execution in Several Counterparts. This Agreement may be executed in several counterparts and as so executed, shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatories to the original or same counterparts.

IN WITNESS WHEREOF, the Parties to this Settlement Agreement execute this Settlement Agreement as of the day and year first above written.

DATE: November 12, 2002

/s/ John R. Wolf
JOHN R. WOLF

DATE: November 12, 2002

14 of 16

/s/ John C. Bily
John C. Bily, Chief Financial Officer, on behalf of Staar Surgical Company
DATE: November 12, 2002

/s/ David Bailey
David Bailey

DATE: November 12, 2002

/s/ Peter Utrata
Peter Utrata

15 of 16

APPROVED AS TO FORM AND CONTENT:

LAW OFFICES OF MARVIN L. RUDNICK

By:	/s/ Marvin L. Rudnick, Esq.
Marvin L. Rudnick, Esq. Attorney for JOHN R. WOLF

WINSTON & STRAWN

By:	/s/ Diann H. Kim
Diann H. Kim, Esq. Attorney for Staar and David Bailey

By:	/s/ Kelly B. Poleynard
Kelley B. Poleynard, Esq. Attorney for Peter Utrata

16 of 16